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                                  EXHIBIT 10-4

                                  May 25, 2004

High Falls Brewing Company, LLC
445 St. Paul Street
Rochester, New York 14605

Gentlemen:

Reference is made to the following documents:

         1. Subordinated Promissory Note dated December 15, 2000 in the original principal amount of $4,500,000 executed by High Falls Brewing Company, LLC ("HFBC"), as maker, and payable to The Genesee Brewing Company, Inc. Such Note is hereinafter referred to as the "ORIGINAL NOTE".

         2. Amended and Restated Promissory Note of even date herewith in the principal amount of $4,000,000 with HFBC as Maker and GBC Liquidating Corp. ("GBC"), formerly known as The Genesee Brewing Company, Inc., as Payee (the "NEW NOTE").

         3. Intercreditor Agreement dated as of December 15, 2000 among HFBC, Manufacturers and Traders Trust Company ("M&T BANK"), Cephas Capital Partners, L.P. and The Genesee Brewing Company, Inc. (the "INTERCREDITOR AGREEMENT"). As used herein, terms defined in the Intercreditor Agreement are used as so defined.

         St. Paul Associates, LLC ("ST. PAUL") is today executing certain documents pursuant to which St. Paul has agreed to purchase from GBC the New Note. (St. Paul's purchase of the New Note is hereinafter referred to as the "NOTE PURCHASE TRANSACTION".) In order to consummate the Note Purchase Transaction, St. Paul has requested HFBC to amend and restate the Original Note by executing and delivering the New Note and to otherwise cooperate by consenting to the transaction, taking certain additional actions, and executing certain documents. HFBC believes it to be in HFBC's best interest that the Note Purchase Transaction be completed and that HFBC comply with the requests made by St Paul.

         In response to St. Paul's request, HFBC affirms to St. Paul that (i) the Original Note and all documents securing the Original Note (the "SECURITY DOCUMENTS") are in full force and effect in accordance with their respective terms, (ii) on execution and delivery of the New Note, the Security Documents will secure the New Note to the same extent that they secure the Original Note and (iii) the obligations set forth in the New Note are due and owing in accordance with the terms of the New Note, without setoff, defense or counterclaim.

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                                                                   Page 20 of 55

         As consideration for HFBC's execution and delivery of the New Note, for the above affirmation and for the other cooperation referred to above, and in order to induce HFBC to do so, St. Paul agrees with HFBC that, after completion of the Note Purchase Transaction,

         1. St. Paul will not give any notice pursuant to Section 11 (a) of the lntercreditor Agreement to the Senior Creditor and the Subordinated Creditor that an Event of Default has occurred with respect to the Seller Junior Indebtedness, (and affirms that no such notice is in effect on the date hereof) prior to the earlier of

                  (a) commencement of a Subordinated Creditor Standstill Period pursuant to Section 11(c) of the lntercreditor Agreement,

                  (b) notification by Subordinated Creditor to Senior Creditor and St Paul under Section 11 (b) of the lntercreditor Agreement that an Event of Default has occurred with respect to the Subordinated Indebtedness, coupled with the Subordinated Creditor taking collection action (such as commencing legal proceedings or exercising its rights against collateral) to enforce the Subordinated Indebtedness,

                  (c)      the termination of the lntercreditor Agreement, or

                  (d)      August 31, 2005.

         2. If at any time, St. Paul determines to transfer the New Note for value, St. Paul agrees to negotiate in good faith with HFBC for the transfer for value of the New Note to HFBC, prior to transferring the New Note to any third party for value. Such negotiations shall continue until the earlier of the expiration of 90 days or the agreement by HFBC and St. Paul that such good faith negotiations are terminated. After the expiration of such 90-day period or such termination of negotiations, St. Paul shall be free for a period of 180 days to transfer the New Note for value to such transferee as St. Paul may determine, provided that the purchase price and other terms of such transfer are no less favorable to St. Paul than the purchase price and other terms last offered by HFBC in the course of the foregoing negotiations.

         Please signify HFBC's agreement that the foregoing correctly sets forth the above affirmations made by HFBC to St. Paul by executing a copy of this letter in the blank provided at the close hereof and delivering it to St. Paul.

                                        ST. PAUL ASSOCIATES, LLC

                                        By: /s/ Samuel T. Hubbard, Jr.
                                            --------------------------
                                        Name: Samuel T. Hubbard, Jr.
                                        Title: President

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         The foregoing is hereby agreed as of the date of the above letter.

                                        High Falls Brewing Company, LLC

                                        By: /s/ John B. Henderson
                                            --------------------------
                                        Name: John B. Henderson
                                        Title: President and COO